EXHIBIT 99.1
December 18, 2007
Red Trail Members,
Greetings from Richardton — I hope this letter finds you and yours in good health and in the company of friends and family as we enter this holiday season! It has been a very exciting year for Red Trail! As you know, the plant began producing ethanol in January and has been running great once the start-up bugs were identified and solutions were implemented. We are on track to produce over 50 million gallons of ethanol for 2007 and lately we have been maintaining much higher annual production numbers. This is a real testament to the talented work force that is in place here at the plant. It takes a team effort from everyone — maintenance, load out, operations, lab, the grains department and office personnel to make the plant run smoothly and safely. Our team has delivered on both of these goals this year. Other than shut downs during the start-up period the plant has been on line ~97% of the time. We also recorded 0 lost time accidents in 2007 which is above industry standards.
Financially the plant has remained profitable throughout 2007. As many of you will remember from the annual meeting in May, the plant had a very profitable first 6 months of operation — earning over $4 million dollars in that time period. Since that time, the economics of the ethanol industry have changed significantly with the price of ethanol declining almost 25% and corn prices rising to over $4 per bushel. Due to these market conditions, the Company’s third quarter net income decreased significantly to just over $230,000. Year to date earnings through September 30, 2007 were approximately $4.6 million.
Based on current market conditions and that the outlook for 2008 is much the same as the last half of 2007, the board has decided not to declare a distribution for fiscal year 2007. There were several other factors that went in to this decision including the requirements of our loan agreements. Declaring a distribution at this time could put the Company in violation of some of those agreements. This does not mean that the Company is in financial trouble at this time — it is a reflection of the board’s and management’s commitment to position Red Trail for the future by retaining the Company’s cash for operations. It is still the intent of the board to distribute money to our members in future years as market conditions, profitability and cash flow allow. We appreciate your patience and commitment to Red Trail as we look toward the future.
For tax planning matters we expect the net income for 2007 to be between $0.10 and $0.15 per unit. This is only an estimate based on unaudited financial information available at this time and could change significantly by the end of the year. You should be cautious to not overly rely on this estimate. To help offset the income tax effect of these estimated earnings, a non-refundable tax credit (Small Producers Ethanol Tax Credit), in the amount of about $0.038 per unit will be passed through to each member. Whether you can use the credit on your return will depend on your individual tax situation. Our goal is to have the Red Trail tax return completed by February 15th which means we would mail the K-1s shortly thereafter. Because Red Trail personnel cannot provide tax advice, please consult your own tax advisor for how this may affect your tax situation.
I would once again like to say a heart-felt thank you to all of you that have invested in Red Trail. It is due to your commitment that there is an ethanol plant operating successfully in western North Dakota. This is a significant accomplishment of which we can all be very proud.
We are always happy to see our investors so if you are ever in the area, please stop in the office for a visit or call ahead to arrange a tour of the plant.
I would like to extend our best wishes to you for a happy and safe holiday season.
Sincerely,
Mick Miller
President and CEO
Red Trail Energy LLC
Forward-Looking Information:
The information set forth above contains forward-looking statements that are subject to various assumptions, risks and uncertainties. It should be read in conjunction with the “Forward-Looking Statements” sections in the Company’s 2006 Form 10-K and its 2007 quarterly reports on Form 10-Q, and in conjunction with other SEC reports filed by the Company that discuss important factors that could cause actual results to differ materially. The Company expressly disclaims any current intention to update any forward-looking statements contained in this report as a result of new information or future events or developments.